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                                                                    EXHIBIT 23.1

            Report of Independent Auditors on Schedule and Consent

The Board of Directors
Viador Inc.:

The audit referred to in our report dated January 20, 2000 included the related financial statement schedule as of December 31, 1999 and for each of the years in the three-year period ended December 31, 1999, included in the Company's annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-91805) of Viador Inc. of our reports dated January 20, 2000, relating to the balance sheets of Viador Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which reports appear in the December 31, 1999, annual report on Form 10-K of Viador Inc.

                                       /s/ KPMG LLP

Mountain View, California
March 29, 2000